Exhibit 12-A




                CHRYSLER FINANCIAL CORPORATION AND SUBSIDIARIES

              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES




                                                      Nine Months Ended
                                                        September 30,
                                                         (Unaudited)
                                                     -------------------
                                                     1996          1995
                                                     ----          ----
                                                     (dollars in millions)
Net Earnings before cumulative effect
      of changes in accounting principles           $    293       $    242
      Add back:
         Taxes on income                                 160            132
         Fixed charges                                   616            693
                                                    --------       --------

           Earnings available for fixed charges     $  1,069       $  1,067
                                                    ========       ========

      Fixed charges:
         Interest expense                           $    605       $    681
         Rent                                             11             12
                                                    --------       --------

           Total fixed charges                      $    616       $    693
                                                    ========       ========

Ratio of earnings to fixed charges                      1.74           1.54
                                                    ========       ========


The ratios of earnings to fixed charges have been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).